Exhibit 10.1

STOCKHOLDERS AGREEMENT

DATED AS OF APRIL 8, 2019

AMONG

TRADEWEB MARKETS INC.

AND

THE OTHER PARTIES HERETO

i

5.14	Counterparts	15
5.15	No Recourse	15

ii

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of April 8, 2019 by and among Tradeweb Markets Inc., a Delaware corporation (the “Company”), and each of the other parties from time to time party hereto (collectively, the “Stockholders”).

RECITALS:

WHEREAS, the Company is effecting an underwritten initial public offering (“IPO”) of shares of its Class A Common Stock (as defined below); and

WHEREAS, in connection with the IPO, the Company and the Stockholders wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.
INTRODUCTORY MATTERS

1.1                               Defined Terms.  In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Amended and Restated Bylaws” means the Amended and Restated Bylaws of the Company, as in effect on the date hereof, as amended from time to time.

“Amended and Restated Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof, as amended from time to time.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by Law to close.

“Class A Common Stock” means the Class A common stock, par value $0.00001 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.00001 per share, of the Company.

“Class C Common Stock” means the Class C common stock, par value $0.00001 per share, of the Company.

“Class D Common Stock” means the Class D common stock, par value $0.00001 per share, of the Company.

“Closing Date” means the date of the closing of the IPO.

“Combined Voting Power” means the combined voting power of all classes of Voting Securities, according to each class’ respective votes per share, voting together as a single class.

“Common Stock” means collectively, the shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any information (including Information) concerning the Company or its Subsidiaries (including Tradeweb OpCo) that was or is furnished by or on behalf of the Company or any of its Subsidiaries (including Tradeweb OpCo) or their designated representatives to a Stockholder or its designated representatives pursuant to this Agreement (including pursuant to Section 3.1, Section 3.2 or Section 3.4) or otherwise in the Stockholder Entities’ capacity as equityholders or members in the Company or its Subsidiaries (including Tradeweb OpCo), together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(i)                                     that is or has become publicly available other than as a result of a disclosure by a Stockholder or its designated representatives in violation of this Agreement or any prior contractual obligation existing between the Company or its Subsidiaries, on the one hand, and the Stockholder Entities, in their capacity as equityholders in or members of the Company or its Subsidiaries, on the other hand;

(ii)                                  that was already known to a Stockholder or its designated representatives or was in the possession of a Stockholder or its designated representatives prior to it being furnished by or on behalf of the Company or any of its Subsidiaries (including Tradeweb OpCo) or their designated representatives;

(iii)                               that is received by a Stockholder or its designated representatives from a source other than the Company or any of its Subsidiaries (including

Tradeweb OpCo) or their designated representatives, provided that the source of such information was not known by such Stockholder or designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company or any of its Subsidiaries (including Tradeweb OpCo);

(iv)                              that was independently developed or acquired by a Stockholder or its designated representatives or on its or their behalf without the violation of the terms of this Agreement; or

(v)                                 that a Stockholder or its designated representatives is required, in the good faith determination (based on advice of counsel, which need not be outside counsel) of such Stockholder or designated representative, to disclose by applicable Law, provided that in such a case the Stockholder shall promptly notify (in writing) the Company of such disclosure (to the extent permitted by Law) and shall take reasonable steps to minimize the extent of any such required disclosure (including reasonably cooperating with the Company, at the Company’s expense, in securing a protective order in the event of compulsory disclosure), provided further that no such steps to notify the Company or minimize disclosure shall be required where disclosure is made (A) in response to a request by a regulatory or self-regulatory authority or (B) in connection with a routine audit or examination by a bank examiner or bank or tax auditor, in the cases of each of the clauses (A) and (B), where such request or audit or examination does not specifically target the Company, its Subsidiaries or this Agreement.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Credit Agreement” means that certain credit agreement, dated October 1, 2018, by and among Refinitiv US Holdings Inc. (formerly known as Financial & Risk US Holdings, Inc.), as borrower, Bank of America, N.A., as administrative agent and the lenders party thereto relating to a $6,500,000,000 secured dollar term loan facility maturing October 1, 2025, a €2,355,000,000 secured Euro term loan facility maturing October 1, 2025 and a $750,000,000 secured revolving facility maturing October 1, 2023.

“Director” means any director of the Company from time to time.

“Equity Securities” means any and all shares of Common Stock of the Company, and any and all other equity securities of the Company that may be issued from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governing Documents” means the Tradeweb OpCo LLC Agreement, subscription agreements pursuant to which a Stockholder acquired any shares of Common Stock, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indentures” means (i) the indenture, dated as of October 1, 2018, by and among Refinitiv US Holdings Inc. (formerly known as Financial & Risk US Holdings, Inc.), as issuer, Refinitiv Parent Limited (formerly known as F&R (Cayman) Parent Ltd.) and its subsidiaries party thereto, as guarantors, and Deutsche Bank Trust Company Americas, as trustee and collateral agent, relating to 6.250% Senior First Lien Notes due 2026 and 4.500% Senior First Lien Notes due 2026 and (ii) the indenture, dated as of October 1, 2018, by and among Refinitiv US Holdings Inc. (formerly known as Financial & Risk US Holdings, Inc.), as issuer, Refinitiv Parent Limited (formerly known as F&R (Cayman) Parent Ltd.) and its subsidiaries party thereto, as guarantors, and Deutsche Bank Trust Company Americas, as trustee, relating to 8.250% Senior Notes due 2026 and 6.875% Senior Notes due 2026.

“Information” has the meaning set forth in Section 3.1 hereof.

“IPO” has the meaning set forth in the Recitals.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“LLC Units” means the units of limited liability company interest in Tradeweb OpCo.

“NewCo” has the meaning set forth in Section 4.2 hereof.

“Non-Recourse Party” has the meaning set forth in Section 5.15 hereof.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Stock Exchange” means the Nasdaq, or such other stock exchange or securities market on which shares of Class A Common Stock are at any time listed or quoted.

“Stockholder Debt Agreements” has the meaning set forth in Section 2.1(b) hereof.

“Stockholder Designator” means a Stockholder, or any group of Stockholders collectively, then holding of record a majority of the Combined Voting Power of the Voting Securities held of record by all Stockholders.

“Stockholder Designee” has the meaning set forth in Section 2.1(b) hereof.

“Stockholder Entity” or “Stockholder Entities” means any Stockholder, their Affiliates and their respective successors and assigns.

“Stockholders” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority of the total voting power of stock in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or (b) be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of directors comprising the Board from time to time.

“Tradeweb OpCo” means Tradeweb Markets LLC, a Delaware limited liability company.

“Tradeweb OpCo LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of Tradeweb OpCo, as in effect on the date hereof, and as  amended from time to time.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“Voting Securities” means, at any time, outstanding shares of any class of Equity Securities of the Company, which are then entitled to vote generally in the election of directors.

1.2                               Construction.

(a)                                 The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

(b)                                 Unless the context otherwise requires: (i) “or” is disjunctive but not exclusive, (ii) words in the singular include the plural, and in the plural include the singular, (iii) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified, and (v) Section and Article references are to this Agreement unless otherwise specified.

(c)                                  A reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made thereunder.

(d)                                 When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

ARTICLE II.
CORPORATE GOVERNANCE MATTERS

2.1                               Election of Directors.

(a)                                 Following the Closing Date, the Stockholder Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly authorized committee thereof shall include, a number of individuals such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Board or a duly authorized committee of the Board, as a Director and taking into account any Director continuing to serve his or her term as such without the need for re-election, the number of Stockholder Designees (as defined below) serving as Directors of the Company will be equal to: (i) if the Stockholder Entities collectively Beneficially Own 50% or more of the Combined Voting Power as of the record date for a stockholders’ meeting, the Total Number of Directors; (ii) if the Stockholder Entities collectively Beneficially Own at least 40% (but less than 50%) of the Combined Voting Power as of the record date for such meeting, the lowest whole number that is greater than 40% of the Total Number of Directors; (iii) if the Stockholder Entities collectively Beneficially Own at least 30% (but less than 40%) of the Combined Voting Power as of the record date for such meeting, the lowest whole number that is greater than 30% of the Total Number of Directors; (iv) if the Stockholder Entities collectively Beneficially Own at least 20% (but less than 30%) of the Combined Voting Power as of the record date for such meeting, the lowest whole number that is greater than 20% of the Total Number of Directors; and (v) if the Stockholder Entities collectively Beneficially Own at least 10% (but less than 20%) of the Combined Voting Power as of the record date for such meeting, the lowest whole number (such number always being equal to or greater than one) that is greater than 10% of the Total Number of Directors. For so long as the Directors on the Board are divided into three classes, such Stockholder Designees shall be apportioned among such classes so as to maintain the number of Stockholder Designees in each class as nearly equal as possible. In exercising its rights pursuant to this Section 2.1, the Stockholder Designator shall use its reasonable best efforts to comply with applicable Law, the applicable rules of the Stock Exchange and any contractual obligations of the Company or any of its Subsidiaries in existence at such time.

(b)                                 If at any time the Stockholder Designator has designated fewer than the total number of individuals that the Stockholder Designator is then entitled to designate pursuant to Section 2.1(a) hereof, the Stockholder Designator shall have the right, at any time and from time to time, to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall, to the fullest extent permitted by applicable Law and the Governing Documents, use reasonable best efforts to (x) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (y) cause the election of such additional designees to fill any such vacancies. Each such individual whom the Stockholder Designator shall designate pursuant to this Section 2.1 and who is thereafter elected and qualifies to serve as a Director shall be referred to herein as a “Stockholder Designee.”

(c)                                  Directors are subject to removal pursuant to the applicable provisions of the Amended and Restated Certificate of Incorporation of the Company; provided, however, for as long as this Agreement remains in effect, the Stockholder Designees may only be removed with the consent of the Stockholder Designator, delivered in accordance with Section 5.13 hereof.

(d)                                 In the event that a vacancy is created at any time by the death, disability, retirement, removal (with or without cause), disqualification, resignation or otherwise of any Stockholder Designee, any individual nominated by or at the direction of the Board or any duly authorized committee thereof to fill such vacancy shall, to the fullest extent permitted by applicable Law be, and the Company shall use its reasonable best efforts to cause such vacancy to be filled, as soon as reasonably practicable, by a new designee of the Stockholder Designator, and the Company shall take or cause to be taken, to the fullest extent permitted by applicable Law, at any time and from time to time, all actions reasonably necessary and within its control to accomplish the same; provided, that, for the avoidance of doubt, the Stockholder Designator shall not have the right to designate a replacement director, and the Company shall not be required to take any action to cause any vacancy to be filled with any such designee, to the extent the election or appointment of such designee would result in a number of directors designated by the Stockholder Designator to be in excess of the number of directors that the Stockholder Designator is then entitled to designate pursuant to Section 2.1(a).

(e)                                  The Company shall, to the fullest extent permitted by applicable Law and the Governing Documents, include in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the persons designated pursuant to this Section 2.1 and use its reasonable best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof. In the event that any Stockholder Designee shall fail to be elected to the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the Company shall, to the fullest extent permitted by applicable Law, use its reasonable best efforts to cause such Stockholder Designee (or a new designee of the Stockholder Designator) to be elected to the Board, as soon as reasonably practicable, and the Company shall take or cause to be taken, to the fullest extent permitted by applicable Law and Governing Documents, at any time and from time to time, all actions reasonably necessary to accomplish the same, including, without limitation, actions to effect an increase in the Total Number of Directors.

(f)                                   In addition to any vote or consent of the Board or the stockholders of the Company required by applicable Law or the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase or decrease the Total Number of Directors (other than any increase in the Total Number of Directors in connection with the election of one or more Directors elected exclusively by the holders of one or more classes or series of the Company’s shares other than Common Stock) shall require the prior written consent of the Stockholder Designator, delivered in accordance with Section 5.13 hereof; provided, however, that in no event shall any such increase or decrease, in any instance, eliminate, abridge, or otherwise modify the right of the Stockholder Designator to designate Stockholder Designees in accordance with Section 2.1(a), without the consent of the Stockholder Designator.

(g)                                  If at any time the number of directors entitled to be designated as Stockholder Designees pursuant to Section 2.1(a) decreases, the Stockholders shall take all reasonable actions to cause a sufficient number of Stockholder Designees to resign from the Board as soon as reasonably practicable (or, if requested by the Company and agreed to by the Stockholder Designator, by the next stockholder’s meeting for appointment of directors) such that the number of Stockholder Designees after such resignation(s) equals the number of directors the Stockholder Designator would have been entitled to designate pursuant to Section 2.1(a). The Directors remaining in office shall be entitled to decrease the size of the Board to eliminate such vacancy(ies) or any vacancies created by such resignation may remain vacant until the next meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting) or be filled by the Board in accordance with the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws.

2.2                               Compensation. Except to the extent the Stockholder Designator may otherwise notify the Company, the Stockholder Designees shall be entitled to compensation consistent with the compensation received by other non-employee Directors, including any fees and equity awards, provided that (x) to the extent any Director compensation is payable in the form of equity awards, at the election of a Stockholder Designee, in lieu of any equity award, such compensation shall be paid in an amount of cash equal to the value of the equity award as of the date of the award, with any such cash subject to the same vesting terms, if any, as the equity awarded to other Directors and (y) at the election of a Stockholder Designee, any Director compensation (whether cash, equity awards and/or cash in lieu of equity as may be designated by the electing Stockholder Designee) shall be paid to a Stockholder or an Affiliate thereof specified by such Stockholder Designee rather than to such Stockholder Designee. If the Company adopts a policy that Directors own a minimum amount of equity in the Company, Stockholder Designees shall not be subject to such policy.

2.3                               Other Rights of Stockholder Designees.  Except as provided in Section 2.2, each Stockholder Designee serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the Stockholder Designees (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Stockholder Designees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws or other organizational document of the Company, applicable Law or otherwise.

ARTICLE III.
INFORMATION

3.1                               Books and Records; Access.  The Company shall, and shall cause its Subsidiaries to, (a) permit the Stockholder Entities and their respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and upon reasonable request, to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary and (b) provide the Stockholder Entities all information of a type, at such times and in such manner as is consistent with the Company’s or Tradeweb OpCo’s past practice of providing information to its stockholders or members, as applicable, or that is otherwise reasonably requested by such Stockholder Entities from time to time (all such information so furnished pursuant to this Section 3.1, the “Information”). Any Stockholder Entity (and any party receiving Information from a Stockholder Entity) who shall receive Information shall maintain the confidentiality of such Information in accordance with Section 3.3. Notwithstanding the foregoing, the Company shall not be required to disclose any Information where disclosure of such Information would constitute a waiver or otherwise result in the loss of privilege so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such Information to the Stockholder Entities without the waiver or loss of any such privilege.

3.2                               Certain Reports.  The Company shall deliver or cause to be delivered to the Stockholder Entities, at their request:

(a)                                 to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(b)                                 to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by the Stockholder Entities;

provided, however, that the Company shall not be required to disclose any Information where disclosure of such Information would constitute a waiver or otherwise result in the loss of privilege so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Stockholder Entities without the waiver or loss of any such privilege.

3.3          Confidentiality. Each Stockholder agrees that it will, and will cause its designated representatives to, keep strictly confidential and not disclose any Confidential Information; provided, however, that such Stockholder may disclose Confidential Information to the other Stockholders and to (a) its Affiliates and its Affiliates’ attorneys, accountants, consultants, insurers, and financing sources, and the Stockholder Designees in connection with such Stockholder’s investment in the Company, (b) any Person, including a prospective direct purchaser of Common Stock or LLC Units, as long as such Person has agreed in writing to maintain the confidentiality of such Confidential Information and, in the case of such a prospective direct purchaser the Company has been provided reasonable prior written notice of such proposed purchase (including the identity of the proposed purchaser), (c) any of such Stockholder’s or its respective Affiliates’ partners, members, stockholders, directors, officers, employees or agents in the ordinary course of business to the extent such information is required to be provided or is customarily provided to such Person (the Persons referenced in clauses (a), (b) and (c), a Stockholder’s “designated representatives”) or (d) as the Company may otherwise consent in writing; provided, however, notwithstanding the foregoing, in the case of any Confidential Information that is specifically identified as competitively sensitive by the Company (subject to good faith consultation with the Stockholder), the Stockholder shall not, and shall cause its applicable designated representatives not to, without prior consultation in good faith with the Company, disclose any such information to any Person other than the Stockholder’s Affiliates and the Stockholder’s and its Affiliates’ attorneys and accountants or, if required under the Stockholder’s contractual obligations on a need-to-know basis, such Stockholder’s other designated representatives set forth in clauses (a) and (c) above; provided, further, however, that each Stockholder agrees to be responsible for any breaches of this Section 3.3 by the Stockholder Entities and such Stockholder’s designated representatives. This Section 3.3 shall terminate eighteen (18) months after the termination of this Agreement in accordance with Section 5.1 and with respect to a Stockholder, eighteen (18) months after such Stockholder (i) ceases to be a party pursuant to Section 5.3(c) and (ii) is no longer provided with, or has access to, any Confidential Information.

3.4          Information Sharing. Each party hereto acknowledges and agrees that Stockholder Designees may, subject to applicable Law, share any information concerning the Company and its Subsidiaries received by them from or on behalf of the Company or its designated representatives with each Stockholder and its designated representatives, subject to such Stockholder’s obligation to, and to cause its designated representatives to, maintain the confidentiality of Confidential Information in accordance with Section 3.3 (including with respect to competitively sensitive information as provided in, and in accordance with, the proviso relating thereto in Section 3.3); provided, that each Stockholder agrees to be responsible for any breaches of this Section 3.4 by the Stockholder Entities and such Stockholder’s designated representatives. This Section 3.4 shall terminate eighteen (18) months after the termination of this Agreement in accordance with Section 5.1 and with respect to a Stockholder, eighteen (18) months after such

Stockholder (i) ceases to be a party pursuant to Section 5.3(c) and (ii) is no longer provided with, or has access to, any Confidential Information.

ARTICLE IV.
ADDITIONAL COVENANTS

4.1          Pledges or Transfers.  Upon the request of any Stockholder Entity that wishes to (x) pledge, hypothecate or grant security interests in any or all of the shares of Common Stock or LLC Units held by it or any other Stockholder Entity, including to banks or financial institutions as collateral or security for loans, advances or extensions of credit or (y) transfer any or all of the shares of Common Stock or LLC Units held by it or any other Stockholder Entity, including to a third party investor (in compliance with the applicable Governing Documents), and subject to any lock-up restriction then existing, the Company agrees to reasonably cooperate with each such Stockholder, at such Stockholder Entity’s expense, in taking any action that is reasonably necessary to consummate any such pledge, hypothecation, grant or transfer, including delivery of customary letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders), instructing the transfer agent to transfer any such Common Stock subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company subject to the terms of the applicable Governing Documents and applicable Law and reasonably cooperating in diligence or other matters as may be reasonably requested by any Stockholder Entity in connection with a proposed transfer, provided that any information provided during such cooperation shall be subject to the confidentiality obligations in Section 3.3.

4.2          Spin-Offs or Split-Offs. In the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Stockholder will receive equity interests in any such NewCo as part of such separation, the Company shall use its reasonable best efforts to cause any such NewCo to enter into a stockholders agreement with the Stockholders that provides the Stockholder Entities with rights vis-á-vis such NewCo that are substantially identical to those set forth in this Agreement.

4.3          Compliance with Stockholder Entities’ Debt Obligations. The Company shall use its reasonable best efforts to consult with the Board prior to the Company or any of its Subsidiaries taking any action that, to the knowledge of the Company, would be reasonably likely to (a) violate or breach any covenants contained in (x) (A) the Credit Agreement or the Indentures or (B) any other debt contract, agreement or instrument that the Stockholder Entities may be subject to that contains limitations applicable to the Company and its Subsidiaries that are not materially more restrictive with respect to the Company and its Subsidiaries, taken as a whole, than the restrictions contained in the Credit Agreement or the Indenture; and (y) any amendment, supplement, extension, restatement, modification, renewal, refunding, replacement or refinancing of any contract, agreement or instrument referred to in clause (x) of this Section 4.3 that contains limitations applicable to the Company and its Subsidiaries that are not materially more restrictive with respect to the Company and its Subsidiaries, taken as a whole, than the restrictions contained in the contract, agreement or instrument that is being amended, supplemented, extended, restated, modified, renewed, refunded, replaced or refinanced (such contracts, agreements and instruments referred to in the foregoing clauses (x) and (y), the “Stockholder Debt Agreements”) or (b) result in the utilization of any exception from a restrictive covenant contained in a Stockholder Debt Agreement based on either a fixed dollar basket, a basket based on a percentage of total assets, consolidated EBITDA or other financial metric or a basket based on a leverage, interest coverage or other financial ratio test under such Stockholder Debt Agreement; provided, that, the foregoing shall not apply to any action described in the following sections of the registration statement for the IPO, “Reorganization Transactions,” “Use of Proceeds,” “Dividend Policy,” “Certain Relationships and Related Party Transactions,” and “Description of Certain Indebtedness”. This Section 4.3 shall not apply at such time as the provisions of the Stockholder Debt Agreements shall not apply to the Company, including such time as the Company is not a Restricted Subsidiary (as defined in the Stockholder Debt Agreements) under the Stockholder Debt Agreements.

ARTICLE V.
GENERAL PROVISIONS

5.1          Termination.  This Agreement shall terminate on the earlier to occur of (i) such time as the Stockholder Designator is no longer entitled to designate a Director pursuant to Section 2.1(a) hereof and (ii) the delivery of a written notice by the Stockholder Designator to the Company requesting that this Agreement terminate; provided that Section 3.3, Section 3.4 and Article V shall survive any termination of this Agreement in accordance with the terms thereof.

5.2          Notices.  Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by electronic transmission or sent by reputable overnight courier service (charges prepaid) to the Company and each Stockholder at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.  Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by electronic mail (upon receipt of non-automated confirmation) and one (1) Business Day after deposit with a reputable overnight courier service.

If to the Company, to:

Tradeweb Markets Inc.
1177 Avenue of the Americas
New York, New York 10036
Attention: Douglas Friedman, General Counsel
Email: Douglas.Friedman@tradeweb.com

with copies (which copies shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn:	Steven G. Scheinfeld
Andrew B. Barkan
David L. Shaw

Email:	Steven.Scheinfeld@friedfrank.com
Andrew.Barkan@friedfrank.com
David.Shaw@friedfrank.com

If to any Stockholder, to:

c/o Refinitiv US Holdings Inc.
One Station Place
Stamford CT 06902
Attention: Darren Pocsik, General Counsel
Email: darren.pocsik@refinitiv.com

with copies (which copies shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn:	Elizabeth Cooper
Jonathan Ozner
Email:	ecooper@stblaw.com
jozner@stblaw.com

5.3          Amendment; Waiver.  (a) This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the Stockholder Designator. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party (which in the case of a waiver by the Stockholders, shall be by the Stockholder Designator on behalf of the Stockholders); and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(c) Each Stockholder, in such Stockholder’s sole discretion, may withdraw from this Agreement at any time by written notice to the Company. Thereafter, such Stockholder shall cease to be a party to this Agreement, shall have no further rights or obligations hereunder and none of the terms or provisions hereof shall have any continuing force and effect with respect to such Stockholder, except that Section 3.3, Section 3.4 and this Article V shall continue to apply, in accordance with its terms, to such Stockholder even after it ceases to be a party to this Agreement.

5.4          Further Assurances.  The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things reasonably necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.  To the fullest extent permitted by Law and the Governing Documents, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Stockholder or any Stockholder Entity being deprived of the rights contemplated by this Agreement.

5.5          Assignment.  This Agreement may not be assigned without the express prior written consent of, (i) in the case of the Company, the Stockholder Designator, and (ii) in the case of the Stockholders, the Company, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of any other party hereto, a Stockholder may assign its rights and obligations under this Agreement, in whole or in part, to any Transferee of Common Stock and/or LLC Units (in compliance with the applicable Governing Documents), so long as such Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing its agreement to become a party to and to be bound by certain or all (which shall in any event include the confidentiality obligations in Section 3.3 and Section 3.4), as applicable, of the provisions of this Agreement as a Stockholder hereunder, whereupon such Transferee shall be deemed a “Stockholder” hereunder. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

5.6          Third Parties.  Except as provided for in Article II, Article III and Article IV with respect to any Stockholder Entity, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

5.7          Governing Law.  THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

5.8          Jurisdiction; Waiver of Jury Trial.  Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by either the Court of Chancery of the State of Delaware sitting in County of New Castle or the United States District Court for the District of Delaware, and (ii) solely in connection with the action(s) contemplated by clause (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in clause (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 5.8, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN

CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

5.9          Specific Performance.  Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages.  Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

5.10        Entire Agreement.  This Agreement, together with the Governing Documents and those other agreements expressly referred to therein, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.  There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein.  This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

5.11        Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.12        Table of Contents, Headings and Captions.  The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.13        Grant of Consent.  Any vote, consent or approval of, or designation by, or other action of, the Stockholder Designator hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 5.2 hereof by the Stockholder Designator as of the latest date any such notice is so provided to the Company.

5.14        Counterparts.  This Agreement and any amendment hereto may be signed in any number of separate counterparts (any of which may be executed and transmitted by facsimile or electronic mail in pdf format), each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.15        No Recourse.  This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY

TRADEWEB MARKETS INC.

By:	/s/ Lee Olesky
Name:	Lee Olesky
Title:	Chief Executive Officer

REFINITIV US PME LLC

By:	/s/ Stephen Leith
Name:	Stephen Leith
Title:	President

REFINITIV PARENT LIMITED

By:	/s/ Mark Irving
Name:	Mark Irving
Title:	Assistant Secretary